Exhibit 99.1

Financial Report

April - June 2012

Organic growth and operating margin slightly better than expected

(Stockholm, July 20, 2012) — For the three-month period ended June 30, 2012, Autoliv Inc. (NYSE: ALV and SSE: ALIV.Sdb) – the worldwide leader in automotive safety systems – reported quarterly sales of $2,089 million and an operating income of $190 million, generating an operating margin of 9.1%.

Organic sales rose by slightly less than 8% compared to an expected growth of “approximately 7%” at the beginning of the quarter. Operating margin excluding costs related to capacity alignments and the antitrust investigations amounted to 9.4% compared to “more than 9%” expected at the beginning of the quarter.

Income before taxes amounted to $182 million, net income to $126 million and earnings per share assuming dilution to $1.33.

Cash flow from operations amounted to $219 million and to $138 million before financing.

The indication for the full year 2012 is for an organic sales growth of approximately 6% and a consolidated sales increase of about 1%. The guidance for the third quarter is a decrease in consolidated sales around 3%, while organic sales are expected to grow by nearly 4%. An operating margin around 10% is expected for the third quarter. The indication for the full year is also around 10%. Both the guidance and the indication of the operating margins exclude costs for capacity alignments and the antitrust investigations.

An earnings conference call will be held at 2:30 p.m. (CET) today, July 20. To follow the webcast or to obtain pin code and phone number, please access www.autoliv.com. The conference slides will be available on our web site as soon as possible following the publication of this earnings report.

Q2 – Report 2012

Market Overview

During the quarter April-June 2012, global light vehicle production (LVP) is estimated by IHS to have increased by 11% compared to the same quarter in 2011. Stronger-than-expected LVP in North America offset weaker-than-expected LVP in China and the Rest of Asia (RoA).

In Europe, where Autoliv generates one third of its sales, LVP is estimated to have decreased by 7%. In Western Europe, LVP decreased in line with IHS’ expectations or by 10%, while a 1% LVP decline in Eastern Europe was 7 percentage points (pp.) less than IHS expected.

In Americas, which accounts for nearly 35% of Autoliv’s sales, LVP increased by 18%. This was due to a 27% increase in North America which was 7 pp. more than expected. The Asian and European vehicle manufacturers increased their North American production by 63%, rebounding from last year’s component shortages resulting from the tsunami in Japan. Ford, GM and Chrysler increased their North American LVP by 7%.

In China, which accounts for almost 15% of Autoliv’s sales, LVP rose by 16%. This was 4 pp. less than expected.

In Japan, which accounts for about one tenth of Autoliv’s sales, LVP increased by 68% due to “the tsunami rebound effect” from last year’s exceptionally low level caused by the earthquake/tsunami.

In the Rest of Asia (RoA), which accounts for about one tenth of Autoliv’s sales, LVP grew by 6%, which was 4 pp. less than expected. Most of the growth was concentrated in Thailand and India, while LVP in the important South Korean market decreased by 4%.

Consolidated Sales

Consolidated sales increased slightly more than 1% to $2,089 million. Excluding negative currency effects of 6% and a small divestiture, organic sales (non-U.S. GAAP measure, see enclosed reconciliation table) increased by slightly less than 8% compared to an expected increase of approximately 7%.

The fact that Autoliv managed to slightly exceed its sales guidance was due to strong performance in North America which more than offset a weaker-than-expected sales in China and Western Europe.

Sales by Product

Sales of airbag products (including steering wheels and passive safety electronics) increased by 1% to $1,371 million compared to the same quarter in 2011. Negative currency effects reduced sales by a little more than 5%. Organic sales of airbag products grew by nearly 7%, which was 4 pp. less than the increase in global LVP. This was due to the negative LVP mix with West European LVP dropping while Japanese LVP rebounding from the tsunami. Sales of airbag products were driven by strong demand for curtain airbags. Sales of knee airbags grew particularly fast due to their further integration into more vehicle models.

Sales of seatbelt products were virtually unchanged, $669 million, due to negative currency effects of 8%. Organic sales growth of 8% was 3 pp. less than the increase in global LVP due to the above-mentioned negative geographical LVP mix. Sales continued to be strong in North America, China and Japan. Sales were also driven by the global trend towards more advanced and higher value-added seatbelt systems.

Sales of active safety products (automotive radars, night vision systems and cameras with driver assist systems) increased by 27% to $49 million and organically by 30%. This increase was mainly due to new radar business for Mercedes’ B- and M-classes and new camera business for BMW’s 1- and 3-series.

Sales by Region

Sales from Autoliv’s European companies decreased by nearly 20% to $673 million. More than half of the decline was due to negative currency effects. Excluding also a small divestiture of Autoliv Mekan AB, organic sales declined by 8%. This was 1 pp. more than the decline in European LVP due to Autoliv’s higher dependence on Western Europe where LVP dropped by 10%. Autoliv’s sales were driven by recently launched models such as BMW’s 1-series, Mercedes’ B-class, Ford’s Focus, Land Rover’s Evoque and Peugeot’s 208. Sales of active safety systems also continued to grow rapidly.

Sales from Autoliv’s companies in Americas increased by 15% to $730 million. Excluding negative currency effects of 4%, organic sales grew by 19%. This was 1 pp. better than the region’s LVP growth, despite the fact that Autoliv has less safety content in the Japanese and other Asian vehicles that accounted for most of the increase in North American LVP. This negative effect was offset by strong sales for vehicles such as Honda’s CR-V, Odyssey and Pilot; Acura’s RDX; Ford’s Focus and F-Series Super Duty; Nissan’s Pathfinder, Titan and Frontier; and new radar business for Mercedes’ M-Class and export sales to the Mercedes B-Class. In addition, Autoliv’s sales continued to grow in South America in contrast to declining South American LVP.

Sales from Autoliv’s companies in China increased by 21% to $272 million, including favorable currency effects of 3%. Organic sales growth of more than 18% was 2 pp. better than the Chinese LVP growth. Autoliv’s strong performance in China is due to its long-term investments and market share gains. Sales were mainly driven by strong demand for Nissan’s Qashqai; Audi’s A6; Great Wall’s Haval H6 and Voleex C50; and Venucia’s D50.

Sales from Autoliv’s companies in Japan rose by 45% to $211 million, including favorable currency effects of 2%. Organic sales growth of 43% was 25 pp. less than the increase in Japanese LVP. This reflects a negative LVP mix for Autoliv. Most of the increase in the region’s LVP was due to demand for vehicles with relatively low safety content for the domestic market, while Autoliv’s sales in Japan are predominantly directed towards high-safety content vehicles for the export markets. Autoliv’s sales were also negatively affected by the model change-over of the Mitsubishi Outlander and the expiration of certain contracts. Sales were driven by strong demand from Toyota (Aqua/Prius c, Alphard and Land Cruiser Prado) and from Honda (Step Wagon and the new N Box).

Sales from Autoliv’s companies in the Rest of Asia (RoA) decreased by 7% to $203 million due to negative currency effects. The flat organic sales were 6 pp. less than the increase in the region’s LVP. This underperformance reflects the fact that LVP growth was concentrated in low safety-content vehicles in India and Thailand while LVP in the important Korean market declined. The effect of the decline in Korean LVP was partially offset for Autoliv by strong demand in Thailand and India for Isuzu’s D-Max, the new Mitsubishi Mirage, Suzuki’s Swift and A-Star and Mahindra’s Bolero and Scorpio.

Q2 – Report 2012

Earnings

Gross profit amounted to $422 million which was the same level as in the second quarter in 2011, while gross margin declined to 20.2% from 20.5%. The decline reflects the combined effect of several smaller factors such as weakening markets in Europe and South America and slightly higher raw material prices than in the second quarter of 2011. Gross margin was also affected by new manufacturing capacity, primarily in China, that is not fully utilized yet but will be needed in the second half of the year to accommodate new business and higher sales.

Operating income amounted to $190 million and operating margin to 9.1% compared to $205 million and 10.0%, respectively, in the same quarter of 2011. The declines were due to $9 million higher Research, Development and Engineering (R,D&E) expense, net and $4 million higher capacity alignment costs than in the second quarter of 2011. R,D&E expense, net increased to 6.1% of sales from 5.7%, while Selling, General and Administrative (S,G&A) expense declined to 4.5% from 4.6% of sales. The capacity alignment costs, which amounted to $5 million, and legal costs related to the antitrust investigations, which amounted to less than $1 million, had a combined negative margin effect of 0.3 pp. Therefore, the operating margin excluding these costs was 9.4% in the second quarter of 2012 compared to “more than 9.0%” expected at the beginning of the quarter (non-U.S. GAAP measures, see enclosed reconciliation table).

Income before taxes amounted to $182 million compared to $185 million in the same quarter 2011. The $15 million decline in operating income was partially offset by $6 million lower interest expense, net and by a one-time charge of $6 million for debt extinguishment in the second quarter last year.

Net income attributable to controlling interest amounted to $126 million compared to $145 million in the second quarter of 2011. The effective tax rate was 30.8% compared to 21.2% in the same quarter of 2011. Discrete tax items were immaterial, but a catch-up adjustment and an unfavorable mix in the quarter increased the effective tax rate by 2.5 pp. In the second quarter of 2011, discrete tax items and catch-up adjustments reduced the effective tax rate by 6.5 pp.

Earnings per share (EPS) assuming dilution declined by $0.21 to $1.33. Earnings per share was reduced by 18 cents due to the higher effective tax rate, by 6 cents due to negative currency translation effects and by 1 cent due to more shares outstanding. These negative effects were partially offset by higher pre-tax income. The weighted average number of shares outstanding, assuming dilution, increased to 95.1 million from 94.0 million.

Cash Flow and Balance Sheet

Cash flow from operations amounted to $219 million compared to $132 million in the same quarter of 2011. The strong cash flow this year reflects partially a catch up from the first quarter when cash flow was temporarily lower.

Cash flow before financing (non-U.S. GAAP measures, see enclosed reconciliation table) amounted to $138 million compared to $40 million during the same quarter of 2011. Capital expenditures, net of $85 million were $16 million more than depreciation and amortization in the quarter, but $5 million less than capital expenditures during the second quarter of 2011.

During the quarter, operating working capital (non-U.S. GAAP measure, see enclosed reconciliation table) decreased to 6.7% of sales from 7.1% on March 31, 2012. The Company has a policy that working capital in relation to last 12-month sales should not exceed 10%.

Account receivables decreased in relation to sales to 69 days outstanding from 70 days on March 31, 2012 and from 71 days outstanding a year ago, on June 30, 2011. Days inventory outstanding increased during the quarter to 30 days from 29 days but decreased from 31 days outstanding a year ago.

The Company’s net cash position (non-U.S. GAAP measure, see enclosed reconciliation table) improved by $216 million during the quarter to $283 million despite dividend payments of $45 million. The improvement in net cash reflects both a strong cash flow generation during the quarter and a cash infusion of $106 million from the settlement of the purchase contracts underlying the Equity Units (see Other Significant Events). Gross interest-bearing debt decreased by $34 million to $644 million.

During the quarter, total equity increased by $144 million to $3,581 million due to $126 million from net income and $106 million from the settlement of the purchase contracts underlying the Equity Units. These increases were partially offset by unfavorable currency effects of $48 million and a $45 million accrual for the declared dividend which will be paid in the third quarter. Total parent shareholders’ equity was $3,566 million corresponding to $37.38 per share.

Launches in the 2nd Quarter

•

BMW’s new 6-Series: Driver airbag with steering wheel, passenger airbag, side airbags, knee airbag, active seatbelts with pre-pretensioners, night vision systems with pedestrian warning and camera system with lane departure warning (LDW), forward collision warning (FWD), speed sign information and no-pass zone information.

•	Dodge’s new Dart: Driver airbag, side airbags, inflatable curtains, seatbelts with pretensioners and radar system.

•	Ford’s new Fusion: Passenger airbag, inflatable curtains and side airbags.

•	Hyundai’s new Santa Fe: Driver airbag, passenger airbag, side airbags, inflatable curtains, knee airbag and passive safety electronics.

•	Mercedes’ new A-Class: Passenger airbag, knee airbag, side airbags, inflatable curtains, seatbelts with pretensioners and radar system.

•	Mitsubishi’s new Outlander: Driver airbag with steering wheel, passenger airbag and inflatable curtains.

•	Nissan’s new Altima: Side airbags, inflatable curtains, seatbelts and passive safety electronics.

•	Nissan’s new Bluebird/Sylphy: Seatbelts with pretensioners and passive safety electronics.

•	Nissan’s new Pathfinder: Passenger airbag, side airbags and inflatable curtains.

•	Volvo’s new V40: Passenger airbag, knee airbag, side airbags, inflatable curtains, seatbelts with pretensioners, passive safety electronics and pedestrian protection airbag.

First Six Months 2012

Market Overview First Six Months

During the six-month period January - June 2012, global light vehicle production is estimated to have increased by 9%.

In Europe, LVP decreased by 5%. In Western Europe the decrease was 7%, while LVP in Eastern Europe increased by slightly less than 1%.

In Americas, LVP rose by 15% primarily due to a 43% increase in the North American LVP of Asian and European vehicle manufacturers. Chrysler, Ford and GM increased their North American LVP by 9%.

In Japan, LVP rebounded from the effects of the tsunami last year and rose by 58%.

In China, LVP grew by 8% and in the Rest of Asia (RoA) by 6%.

Consolidated Sales

For the year’s first six months, consolidated sales increased by slightly more than 2% to $4,268 million compared to the same period 2011. Currency effects had a negative impact of nearly 4%. The organic sales increase of slightly more than 6% was 3 pp. less than the increase in global LVP. This temporary underperformance is due to the “rebound effect” from last year’s tsunami in Japan, which this year primarily boosts sales of Autoliv’s Japanese competitors.

Sales of airbag products increased by 2% to $2,793 million, despite negative currency effects of 3%. The organic sales increase of 5% was 4 pp. less than the increase in global LVP.

Sales of seatbelt products rose by slightly less than 2% to $1,378 million. Currency effects reduced sales by 5%. Organic sales growth of 7% was 2 pp. less than the increase in global LVP due to the negative geographical LVP mix.

Sales of active safety products rose by 28% to $97 million.

Sales from Autoliv’s European companies decreased by 14% to $1,428 million, including negative currency effects of 8%. The organic sales decline of 6% was 1 pp. more than the decrease in European LVP due to the 7% LVP decline in the important West European market.

Sales from Autoliv’s companies in Americas increased by 12% to $1,463 million, despite negative currency effects of nearly 3%. The organic sales increase of almost 15% was in line with the LVP increase in the region. Autoliv’s sales were driven by strong performance with GM and Ford along with active safety systems to Mercedes.

Sales from Autoliv’s companies in China rose by close to 14% to $517 million, including positive currency effects of less than 4%. The organic sales growth of slightly more than 10% was 2 pp. more than the increase in Chinese LVP and was mainly due to recently launched models by Great Wall’s Haval H6 and Voleex C50 and Ford’s Focus and strong demand for Wuling’s Hongguang.

Sales from Autoliv’s companies in Japan increased by 36% to $450 million including positive currency effects of 3%. The organic sales increase of 33% was 25 pp. less than the increase in Japanese LVP and reflects the above-mentioned temporary mix effect caused by the tsunami rebound effect.

Sales from Autoliv’s companies in the RoA declined by 1% to $410 million due to negative currency effects of 4% and a small divestiture that reduced sales by slightly less than 1%.

The organic sales increase of 4% was 2 pp. less than the growth in LVP. This was due to a negative LVP mix effect resulting from strong LVP growth in India of vehicles with low safety content and from certain contracts in South Korea that expired.

Earnings

Gross profit amounted to $863 million and gross margin to 20.2% compared to $888 million and 21.3%, respectively, in the first six months of 2011. These declines were primarily due to higher raw material prices and new manufacturing capacity not yet fully utilized.

Operating income declined by $116 million to $344 million and operating margin by 2.9 pp. to 8.1%, primarily due to $51 million higher costs for capacity alignments and $13 million higher costs for the antitrust investigations. Excluding these costs, operating margin was 9.7% (non-U.S. GAAP measure, see enclosed table) and included the impact of $21 million higher R,D&E expense, net that reduced the margin by 0.4 pp.

Income before taxes decreased by $101 million to $323 million. This was $15 million less than the decline in operating income due to $9 million lower interest expense, net and due to the fact that the second quarter last year had a one-time charge of $6 million for debt extinguishment.

Net income attributable to controlling interest amounted to $227 million compared to $326 million for the same period in 2011. Income tax expense was $96 million, including discrete tax items, net of $1 million. The effective tax rate was 29.6% compared to 22.7% for the six-month period last year, when discrete tax items reduced the rate by 5.0 pp.

Earnings per share amounted to $2.40 assuming dilution compared to $3.47 for the same period in 2011. Earnings per share was reduced by 50 cents due to higher costs for the capacity alignment program and the antitrust investigations, by 24 cents due to higher effective tax rate and by 8 cents due to negative currency translation effects. The average number of shares outstanding increased by 4% to 94.4 million.

Cash Flow and Balance Sheet

Operations generated $317 million in cash and $157 million before financing compared to $273 million and $103 million, respectively, during the first six months of 2011. These increases are primarily due to working capital improvements. Capital expenditures, net amounted to $164 million and depreciation and amortization to $136 million compared to $171 million and $131 million, respectively, in the same period last year.

The Company’s net cash position increased to $283 million on June 30, 2012 from $92 million six months earlier, despite dividend payments of $86 million. Gross interest-bearing debt decreased by $22 million to $644 million.

Total equity increased by $232 million mainly as a result of $228 million from net income and $106 million from the settlement of the purchase contracts related to the Equity Units. These favorable effects were partially offset by dividends of $90 million and negative currency effects of $21 million.

Q2 – Report 2012

Headcount

Total headcount (permanent employees and temporary personnel) increased by 300 during the quarter to 49,800 and by 1,900 during the first six months of the year.

During the quarter, headcount in low-cost countries (LCC) increased by 450, while headcount in high-cost countries (HCC) was reduced by 150, despite the fact that headcount in North American HCC increased by 200 in response to stronger LVP.

Currently, 67% of total headcount are in LCC, 71% are direct workers in manufacturing and 20% are temporary personnel. A year ago, these ratios were 64%, 71% and 20%, respectively.

Outlook

Based on Autoliv’s call-offs from customers, we expect the Company’s organic sales to grow by nearly 4% in the third quarter of 2012 from the same quarter of 2011, while IHS expects global LVP to increase by 2%. Currency effects are expected to reduce sales by more than 6%. There will also be a small effect from the divestiture of Autoliv Mekan. Consequently, consolidated sales are expected to decline by approximately 3% in the third quarter.

For the full year 2012, IHS expects LVP to increase by 5% compared to 2011, while the indication for Autoliv’s organic sales growth is approximately 6%. The Company is therefore expected to resume its outperformance trend, starting in the third quarter, and report an organic sales growth for the second half of the year that is expected to be 5 pp. higher than IHS’ expected LVP growth. Currency effects are expected to reduce full year sales by a little more than 4%, provided that current exchange rates prevail. There will also be a small negative effect from the Autoliv Mekan divestiture. In summary, this would result in an increase in consolidated sales of about 1% for the full year 2012.

An operating margin of approximately 10% is expected for the third quarter. The indication for the full year is also an operating margin of approximately 10%. Both the margin guidance for the quarter and the margin indication for the full year exclude costs for capacity alignments and the antitrust investigations. The capacity alignment costs are likely to be in the range of $60-80 million for the full year.

In response to continued strong order intake and in order to enable Autoliv to continue to outperform global LVP, capital expenditures will remain on a relatively high level of approximately 4.5% of sales in 2012. Operations are expected to continue to generate a strong cash flow in the magnitude of $0.7 billion for the full year 2012, excluding payments for antitrust investigations.

The projected effective tax rate for the remainder of the year, excluding any discrete items that may arise, is estimated to be around 28%.

Other Significant Events

•

Autoliv reached a settlement with the U.S. Department of Justice that effectively ends the Company’s role in the ongoing antitrust investigations in the United States. Under the settlement, Autoliv pled guilty to two counts of antitrust law violations involving a Japanese subsidiary and paid, in July, a fine of $14.5 million. Following the announcement of the plea agreement, Autoliv has been named as a defendant in purported antitrust class actions in the U.S. alleging anti-competitive conduct. Autoliv will actively defend itself in these cases.

•

On April 30, Autoliv settled the purchase contracts of the Equity Units that were issued in 2009. The Company delivered approximately 5.8 million of its treasury shares to the Equity Units holders and received, in return, $106 million in cash. As a result, the Company’s net cash position and equity were increased by $106 million, and the total number of shares outstanding increased from 89.5 million to 95.3 million.

•

To focus on its core business, Autoliv sold Autoliv Mekan AB in Sweden, which manufactures seat components, primarily for seats in Volvo vehicles. The subsidiary has sales of SEK 260 million (U.S. $37 million) and less than 200 employees.

•

Autoliv introduced a new seatbelt system. The regular 3-point seatbelt is supplemented by a perpendicular 2-point seatbelt on the other side of the seat so both shoulders of the vehicle occupant are strapped in. This reduces the rib-strain on the occupant by half, reduces the risk of the occupant’s head hitting the inside of the roof in roll-over accidents and prevents an occupant from sliding out of the “open side” of a 3-point seatbelt in so-called far-side collisions. The new seatbelt system was launched on Renault’s new electrical vehicle Twizy.

•

Autoliv’s airbag plant in Spain has received the Ford World Excellence Award. This was the eleventh award Autoliv has received from customers for its achievements during 2011. In addition to the Ford award, the Company has been recognized by BMW, Daimler, Toyota, Subaru, Great Wall, First Automotive Works and Volkswagen of China.

Annual General Meeting of Shareholders

At the Annual General Meeting of Stockholders (AGM) on May 8:

-	Dr. Xiaozhi Liu, Mr. George A. Lorch, Mr. Kazuhiko Sakamoto and Dr. Wolfgang Ziebart were re-elected for a new regular term ending at the 2015 AGM;

-	the non-binding resolution on the Company’s 2011 executive compensation was approved;

-	the proposed amendments to the Company’s 1997 Stock Incentive Plan were approved; and

-	the appointment of Ernst & Young AB as the Company’s independent auditors was ratified.

Dividend

The Company will pay, as previously announced, a quarterly dividend of 47 cents per share for the third quarter on Thursday, September 6 to Autoliv stockholders of record on the close of business on Wednesday, August 22.

The ex-date when the shares will trade without the right to the dividend will be Monday, August 20.

Next Report

Autoliv intends to publish the quarterly report for the third quarter 2012 on Tuesday, October 23.

Q2 – Report 2012

Definitions and SEC Filings

Please refer to www.autoliv.com or to the Annual Report for definitions of terms used in this report. Filings with the SEC of Autoliv’s annual report, Form 10-K report, quarterly reports on form 10-Q, proxy statements, management certifications, press releases in the form of 8-K and other documents can also be obtained free of charge from Autoliv at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Autoliv’s corporate website www.autoliv.com

“Safe Harbor Statement”

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). All such statements are based upon our current expectations, various assumptions, and data available from third parties and apply only as of the date of this report. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as these assumptions are inherently subject to risks and uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, such as, without limitation, changes in and the successful execution of our restructuring and cost reduction initiatives discussed herein and the market reaction thereto, changes in general industry and market conditions, increased competition, higher raw material, fuel and energy costs, changes in consumer and customer preferences for end products, customer losses, customer bankruptcies, consolidations or restructuring, divestiture of customer brands, fluctuation in currencies or interest rates, fluctuation in vehicle production schedules for which the Company is a supplier, component shortages, market acceptance of our new products, costs or difficulties related to the integration of any new or acquired businesses and technologies, continued uncertainty in program awards and performance, the financial results of companies in which Autoliv has made technology investments or joint venture arrangements, pricing negotiations with customers, our ability to be awarded new business, increased costs, supply issues, product liability, warranty and recall claims and other litigation and customer reactions thereto, possible adverse results of pending or future litigation or infringement claims, negative impacts of governmental investigations and litigation relating to the conduct of our business, tax assessments by governmental authorities, dependence on key personnel, legislative or regulatory changes, political conditions, dependence on customers and suppliers, as well the risks identified in Item 1A “Risk Factors” in our Annual Report and Quarterly Report on Forms 10-K and 10-Q and any amendments thereto. Except for the Company’s ongoing obligation to disclose information under the U.S. federal securities laws, the Company undertakes no obligation to update publicly or revise any forward-looking statements whether as a result of new information or future events. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the PSLR and we assume no obligation to update any such statements.

Q2 – Report 2012

Key Ratios

	Quarter April - June		First 6 months		Latest 12 months	Full year 2011
	2012	2011	2012	2011
Earnings per share, basic	$1.35	$1.62	$2.48	$3.66	$5.80	$6.99
Earnings per share, diluted1)	$1.33	$1.54	$2.40	$3.47	$5.58	$6.65
Total parent shareholders’ equity per share	$37.38	$36.36	$37.38	$36.36	$37.38	$37.33
Cash dividend paid per share	$0.47	$0.43	$0.92	$0.83	$1.82	$1.73
Operating working capital, $ in millions2)	554	599	554	599	554	514
Capital employed, $ in millions3)	3,298	3,393	3,298	3,393	3,298	3,257
Net (cash) debt, $ in millions2)	(283)	132	(283)	132	(283)	(92)
Net debt to capitalization, %4)	N/A	4	N/A	4	N/A	N/A

Gross margin, %5)	20.2	20.5	20.2	21.3	20.5	21.0
Operating margin, %6)	9.1	10.0	8.1	11.0	9.3	10.8

Return on total equity, %7)	14.4	18.3	13.2	21.1	15.5	19.6
Return on capital employed, %8)	23.0	25.0	21.0	28.7	23.4	27.5

Average no. of shares in millions1)	95.1	94.0	94.4	94.0	93.9	93.7
No. of shares at period-end in millions9)	95.4	89.3	95.4	89.3	95.4	89.3
No. of employees at period-end10)	39,947	37,139	39,947	37,139	39,947	38,500
Headcount at period-end11)	49,832	46,299	49,832	46,299	49,832	47,919
Days receivables outstanding12)	69	71	68	69	73	67
Days inventory outstanding13)	30	31	29	30	31	32

1)	Assuming dilution and net of treasury shares.
2)	Non-GAAP measure; for reconciliation see enclosed tables below.
3)	Total equity and net debt.
4)	Net debt in relation to capital employed.
5)	Gross profit relative to sales.
6)	Operating income relative to sales.
7)	Net income relative to average total equity.
8)	Operating income and equity in earnings of affiliates, relative to average capital employed.
9)	Excluding dilution and net of treasury shares.
10)	Employees with a continuous employment agreement, recalculated to full time equivalent heads.
11)	Includes temporary hourly personnel.
12)	Outstanding receivables relative to average daily sales.
13)	Outstanding inventory relative to average daily sales.

Consolidated Statements of Income

(Dollars in millions, except per share data)

	Quarter April - June		First 6 months		Latest 12	Full year
	2012	2011	2012	2011	months	2011
Net sales
Airbag products	$1,371.2	$1,352.4	$2,793.3	$2,737.8	$5,448.3	$5,392.8
Seatbelt products	668.3	670.2	1,377.5	1,356.5	2,700.4	2,679.4
Active safety products	49.3	38.9	96.9	75.8	181.3	160.2

Total net sales	2,088.8	2,061.5	4,267.7	4,170.1	8,330.0	8,232.4

Cost of sales	(1,666.7)	(1,639.9)	(3,404.5)	(3,282.5)	(6,626.5)	(6,504.5)

Gross profit	422.1	421.6	863.2	887.6	1,703.5	1,727.9

Selling, general & administrative expenses	(93.9)	(95.1)	(187.5)	(186.0)	(370.2)	(368.7)
Research, development & engineering expenses, net	(126.9)	(117.5)	(253.2)	(232.0)	(462.7)	(441.5)
Amortization of intangibles	(5.1)	(5.6)	(9.7)	(9.3)	(19.0)	(18.6)
Other income (expense), net	(5.8)	2.0	(69.1)	(0.1)	(78.9)	(9.9)

Operating income	190.4	205.4	343.7	460.2	772.7	889.2

Equity in earnings of affiliates, net of tax	1.4	1.9	3.5	3.2	7.1	6.8
Interest income	0.7	1.1	1.5	2.0	4.4	4.9
Interest expense	(9.2)	(15.5)	(21.7)	(30.9)	(52.8)	(62.0)
Loss on extinguishment of debt	—	(6.3)	—	(6.3)	0.1	(6.2)
Other financial items, net	(0.9)	(1.6)	(3.5)	(3.4)	(4.5)	(4.4)

Income before income taxes	182.4	185.0	323.5	424.8	727.0	828.3

Income taxes	(56.2)	(39.3)	(95.9)	(96.6)	(200.6)	(201.3)

Net income	$126.2	$145.7	$227.6	$328.2	$526.4	$627.0
Less; Net income attributable to non-controlling interest	(0.2)	0.7	0.7	1.7	2.6	3.6
Net income attributable to controlling interest	$126.4	$145.0	$226.9	$326.5	$523.8	$623.4

Earnings per share1)	$1.33	$1.54	$2.40	$3.47	$5.58	$6.65

1)	Assuming dilution and net of treasury shares.

Q2 – Report 2012

Consolidated Balance Sheets

(Dollars in millions)

	June 30 2012	March 31 2012	December 31 2011	September 30 2011	June 30 2011
Assets
Cash & cash equivalents	$917.3	$732.0	$739.2	$630.7	$559.7
Receivables, net	1,570.0	1,660.8	1,457.8	1,527.8	1,610.1
Inventories, net	595.7	620.8	623.3	619.4	626.8
Other current assets	199.6	182.1	180.0	165.4	183.0

Total current assets	3,282.6	3,195.7	3,000.3	2,943.3	2,979.6

Property, plant & equipment, net	1,133.4	1,156.4	1,121.2	1,102.7	1,124.9
Investments and other non-current assets	281.9	289.4	279.6	256.9	243.4
Goodwill assets	1,604.1	1,611.5	1,607.0	1,612.1	1,624.2
Intangible assets, net	105.2	105.5	109.2	114.3	112.6

Total assets	$6,407.2	$6,358.5	$6,117.3	$6,029.3	$6,084.7

Liabilities and equity
Short-term debt	$171.3	$209.3	$302.8	$221.8	$205.9
Accounts payable	1,074.8	1,092.8	1,083.9	1,058.1	1,123.0
Other current liabilities	787.3	826.3	699.2	703.6	745.8

Total current liabilities	2,033.4	2,128.4	2,085.9	1,983.5	2,074.7

Long-term debt	472.9	468.7	363.5	480.2	487.9
Pension liability	195.7	198.2	193.1	141.3	146.2
Other non-current liabilities	124.3	125.9	125.8	122.2	115.1

Total non-current liabilities	792.9	792.8	682.4	743.7	749.2

Total parent shareholders’ equity	3,565.6	3,420.7	3,333.4	3,287.8	3,247.3
Non-controlling interest	15.3	16.6	15.6	14.3	13.5

Total equity	3,580.9	3,437.3	3,349.0	3,302.1	3,260.8

Total liabilities and equity	$6,407.2	$6,358.5	$6,117.3	$6,029.3	$6,084.7

Consolidated Statements of Cash Flows

(Dollars in millions)

	Quarter April - June		First 6 months		Latest 12 months	Full year 2011
	2012	2011	2012	2011
Net income	$126.2	$145.7	$227.6	$328.2	$526.4	$627.0
Depreciation and amortization	69.0	66.0	135.7	131.4	272.6	268.3
Other, net	18.8	14.3	24.4	16.7	45.8	38.1
Changes in operating assets and liabilities	4.6	(94.1)	(71.1)	(203.0)	(43.3)	(175.2)

Net cash provided by operating activities	218.6	131.9	316.6	273.3	801.5	758.2

Capital expenditures, net	(85.2)	(90.5)	(163.6)	(170.6)	(350.0)	(357.0)
Acquisitions of businesses and other, net	4.6	(1.4)	4.2	0.5	(12.0)	(15.7)

Net cash used in investing activities	(80.6)	(91.9)	(159.4)	(170.1)	(362.0)	(372.7)

Net cash before financing1)	138.0	40.0	157.2	103.2	439.5	385.5
Net decrease in short-term debt	(25.6)	114.7	(6.7)	124.5	(28.1)	103.1
Issuance of long-term debt	6.4	47.1	6.4	47.1	6.4	47.1
Repayments and other changes in long-term debt	(4.1)	(208.1)	(8.4)	(208.1)	(20.0)	(219.7)
Dividends paid	(44.8)	(38.4)	(85.0)	(74.0)	(165.3)	(154.3)
Cash paid for extinguishment of debt	—	(6.3)	—	(6.3)	—	(6.3)
Common stock options exercised	4.1	4.9	9.8	12.0	10.7	12.9
Common stock issue, net	106.3	—	106.3	—	106.3	—
Dividend paid to non-controlling interests	(0.8)	(0.4)	(0.8)	(0.4)	(0.8)	(0.4)
Other, net	(0.5)	(4.7)	(0.9)	(4.7)	(1.5)	(5.3)
Effect of exchange rate changes on cash	6.3	5.7	0.2	(21.3)	10.4	(11.1)

Increase (decrease) in cash and cash equivalents	185.3	(45.5)	178.1	(28.0)	357.6	151.5
Cash and cash equivalents at period-start	732.0	605.2	739.2	587.7	559.7	587.7

Cash and cash equivalents at period-end	$917.3	$559.7	$917.3	$559.7	$917.3	$739.2

1)	Non-GAAP measure comprised of “Net cash provided by operating activities” and “Net cash used in investing activities”.

Q2 – Report 2012

RECONCILIATION OF NON-U.S. GAAP MEASURES TO U.S. GAAP

(Dollars in millions, except per share data)

In this report we sometimes refer to non-U.S. GAAP measures that we and securities analysts use in measuring Autoliv’s performance. We believe that these measures assist investors and management in analyzing trends in the Company’s business for the reasons given below. Investors should not consider these non-U.S. GAAP measures as substitutes, but rather as additions, to financial reporting measures prepared in accordance with U.S. GAAP. It should be noted that these measures, as defined, may not be comparable to similarly titled measures used by other companies.

Operating Working Capital

Due to the need to optimize cash generation to create value for shareholders, management focuses on operationally derived working capital as defined in the table below. The reconciling items used to derive this measure are, by contrast, managed as part of our overall management of cash and debt, but they are not part of the responsibilities of day-to-day operations’ management.

	June 30 2012	March 31 2012	December 31 2011	September 30 2011	June 30 2011
Total current assets	$3,282.6	$3,195.7	$3,000.3	$2,943.3	$2,979.6
Total current liabilities	(2,033.4)	(2,128.4)	(2,085.9)	(1,983.5)	(2,074.7)

Working capital	1,249.2	1,067.3	914.4	959.8	904.9
Cash and cash equivalents	(917.3)	(732.0)	(739.2)	(630.7)	(559.7)
Short-term debt	171.3	209.3	302.8	221.8	205.9
Derivative asset and liability, current	6.0	1.6	(4.0)	(15.5)	8.0
Dividends payable	44.8	44.7	40.2	40.2	40.2

Operating working capital	$554.0	$590.9	$514.2	$575.6	$599.3

Net (Cash) Debt

As part of efficiently managing the Company’s overall cost of funds, we routinely enter into “debt-related derivatives” (DRD) as part of our debt management. Creditors and credit rating agencies use net debt adjusted for DRD in their analyses of the Company’s debt. By adjusting for DRD, the total economic liability of net debt is disclosed without grossing it up with currency or interest fair market values that are offset by DRD reported in other balance sheet captions.

	June 30 2012	March 31 2012	December 31 2011	September 30 2011	June 30 2011
Short-term debt	$171.3	$209.3	$302.8	$221.8	$205.9
Long-term debt	472.9	468.7	363.5	480.2	487.9

Total debt	644.2	678.0	666.3	702.0	693.8
Cash and cash equivalents	(917.3)	(732.0)	(739.2)	(630.7)	(559.7)
Debt-related derivatives	(10.1)	(12.9)	(19.1)	(30.8)	(2.3)

Net (cash) debt	$(283.2)	$(66.9)	$(92.0)	$40.5	$131.8

Components in Sales Increase/Decrease

Since the Company generates almost 80% of sales in currencies other than in the reporting currency (i.e. U.S. dollars) and currency rates have proven to be very volatile, and due to the fact that the Company has historically made several acquisitions and divestitures, we analyze the Company’s sales trends and performance as changes in “organic sales growth”. This presents the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates. The tabular reconciliation below presents changes in “organic sales growth” as reconciled to the change in the total U.S. GAAP net sales.

Quarter April - June

	Europe		Americas		Japan		China		RoA		Total
	%	$	%	$	%	$	%	$	%	$	%	$
Organic change	(8.2)	$(68.6)	18.7	$118.8	42.8	$62.6	18.4	$41.5	0.2	$0.5	7.5	$154.8
Currency effects	(11.0)	(92.5)	(3.8)	(24.3)	1.6	2.4	2.5	5.6	(6.8)	(14.7)	(6.0)	(123.5)
Acquisitions/divestitures	(0.4)	(3.4)	—	—	—	—	—	—	(0.3)	(0.6)	(0.2)	(4.0)

Reported change	(19.6)	$(164.5)	14.9	$94.5	44.4	$65.0	20.9	$47.1	(6.9)	$(14.8)	1.3	$27.3

First 6 months January - June

	Europe		Americas		Japan		China		RoA		Total
	%	$	%	$	%	$	%	$	%	$	%	$
Organic change	(6.3)	$(104.3)	14.6	$191.1	33.4	$110.5	10.2	$46.4	4.0	$16.5	6.2	$260.2
Currency effects	(7.7)	(127.9)	(2.6)	(34.3)	2.8	9.1	3.4	15.3	(4.5)	(18.3)	(3.7)	(156.1)
Acquisitions/divestitures	(0.2)	(3.4)	—	—	—	—	—	—	(0.7)	(3.1)	(0.2)	(6.5)

Reported change	(14.2)	$(235.6)	12.0	$156.8	36.2	$119.6	13.6	$61.7	(1.2)	$(4.9)	2.3	$97.6

Q2 – Report 2012

ITEMS AFFECTING COMPARABILITY

The following items have affected the comparability of reported results from year to year. We believe that, to assist in understanding Autoliv’s operations, it is useful to consider certain U.S. GAAP measures exclusive of these items. Accordingly, the tables below reconcile from U.S. GAAP to the equivalent non-U.S. GAAP measure.

	Quarter April - June 2012			Quarter April - June 2011
	Non-U.S. GAAP	Adjustments 1)	Reported U.S. GAAP	Non-U.S. GAAP	Adjustments 1)	Reported U.S. GAAP
Operating income	$196.0	$(5.6)	$190.4	$208.1	$(2.7)	$205.4
Operating margin, %	9.4	(0.3)	9.1	10.1	(0.1)	10.0
Income before taxes	$188.0	$(5.6)	$182.4	$187.7	$(2.7)	$185.0
Net income	$131.6	$(5.4)	$126.2	$147.8	$(2.1)	$145.7
Return on capital employed, %	23.3	(0.3)	23.0	25.3	(0.3)	25.0
Return on total equity, %	14.8	(0.4)	14.4	18.5	(0.2)	18.3
Earnings per share, diluted 2)	$1.39	$(0.06)	$1.33	$1.56	$(0.02)	$1.54

	First 6 months 2012			First 6 months 2011
	Non-U.S. GAAP	Adjustments 1)	Reported U.S. GAAP	Non-U.S. GAAP	Adjustments 1)	Reported U.S. GAAP
Operating income	$412.9	$(69.2)	$343.7	$465.4	$(5.2)	$460.2
Operating margin, %	9.7	(1.6)	8.1	11.2	(0.2)	11.0
Income before taxes	$392.7	$(69.2)	$323.5	$430.0	$(5.2)	$424.8
Net income	$278.9	$(51.3)	$227.6	$332.2	$(4.0)	$328.2
Capital employed	$3,349	$(51)	$3,298	$3,397	$(4)	$3,393
Return on capital employed, %	24.9	(3.9)	21.0	29.0	(0.3)	28.7
Return on total equity, %	16.0	(2.8)	13.2	21.4	(0.3)	21.1
Earnings per share, diluted 2)	$2.95	$(0.55)	$2.40	$3.52	$(0.05)	$3.47
Total parent shareholders’ equity per share	$37.91	$(0.53)	$37.38	$36.41	$(0.05)	$36.36

1)	Capacity alignment and antitrust investigations.
2)	Assuming dilution on and net of treasury shares.